August 7, 2023

Gateway Trade Funding
FINANCING GROWTH

Mark Polinsky
Principal

Mr. Vikram Grover, President
FOMO WORLDWIDE, INC. and its subsidiaries, affiliates and successors
in interest including 1) SMARTSolution Technologies, Inc. pka
SMARTSolution Technologies LP, 2) Diamond Solution Technologies LLC,
3) Energy Intelligence Center LLC, and 4) Himalaya Technologies, Inc.
831 W. North Ave.
Pittsburgh, PA 15233

RE: Inventory Purchase Order Assignment Programs

Dear Mr. Grover:

On behalf of Gateway Trade Funding 2 Co. LLC ("Gateway"), I am pleased to present the following proposal ("Proposal") to FOMO WORLDWIDE, Inc. and its its subsidiaries, affiliates and successors in interest including 1) SMARTSolution Technologies, Inc. pka SMARTSolution Technologies LP, 2) Diamond Solution Technologies LLC, 3) Energy Intelligence Center LLC, and 4) Himalaya Technologies, Inc. (Client"). We at Gateway appreciate the opportunity to provide this Purchase Order Program ("PO Program") to Client and look forward to working with you.

TYPE OF FINANCING: **Purchase Order Program –** Gateway will purchase on behalf of the Client pre-sold inventory to fulfill purchase orders from creditworthy customers of Client ("Gateway Inventory"). Vendor payment methods may be documentary letters of credit, sight collections/cash against documents, or funds wired to vendors subject to the following conditions precedent:

Conditions precedent to negotiation of L/C or funding:

- Customer's written approval of product & specs, packaging, and instructions (if applicable)
- Inspection of finished product, packaging, and instructions (if applicable) acceptable to Gateway confirming that finished product, packaging, and instructions conform to the product, packaging and instructions approved by customer, are without defect, merchandisable and conform to applicable federal and state rules and regulations, if applicable.
- Observation of loading by the 3rd party inspection agency
- Product to be drop-shipped to customer or shipped to 3PL acceptable to Gateway.

Term: 2 years and coterminous with Accounts Receivable Working Capital Facility

Line of Credit: At any point in time, up to USD$500,000 for approved purchases

Transaction Fee: The greater of (a) USD$1500 or (b) .833% of the amount of funds committed or employed for each 10-day period (or part thereof) per transaction but not less than 2.5% of the amount of funds committed or employed.

Minimum Purchases: USD$1,000,000 for each 12-month period.

Program Commitment Fee:

A program commitment fee in the amount of 2.5% of the Minimum Purchase requirement or USD$25,000 shall have been earned upon the execution of the definitive final agreements. A ratable portion of this fee is payable quarterly. If the Minimum Purchase requirement is achieved, the **TOTAL PROGRAM COMMITMENT FEE IS WAIVED;** however, if less than the Minimum Purchase requirement is achieved, the difference between the aggregate Transaction Fees paid by Client and the Program Commitment Fee shall be paid by Client to Gateway.

Insurance: Insurance policies as specified by Gateway are to specify Gateway as the additional insured and/or loss payee. Product to be insured for loss or damage during transportation and/or risk of loss or damage to be assumed by manufacturer, Client or Client's customer.

ADDITIONAL CONDITIONS:

Intercreditor Agreement: A mutually acceptable intercreditor agreement shall have been consummated that includes:

- All invoices to be factored,
- Upon default by the Client, all funds to flow from factor through Gateway,
- Factor shall provide a firm takeout to Gateway for each transaction.

Collateral: Effectively and subject to the mutual approval of factor and Gateway**,** a first UCC lien on Gateway Inventory and proceeds therefrom and, in addition, a lien on all other assets of Client.

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Guarantors: A guaranty from Client's parent, and a validity guaranty from Client's President or CFO

Due Diligence Fee: USD$2,000

Your signature below authorizes Gateway to verify all information, data and material provided by Client; investigate the credit and financial history of Client, and its owners and officers; and share this information with any Gateway affiliates, assigns, designees or other third parties.

When this Proposal is signed by Client, Client authorizes Gateway to pre-file a UCC- 1 financing statement against Client in the appropriate government office; such UCC -1 will cover all present and future assets and property of Client ("Collateral").

Client agrees it will be responsible for all expenses incurred by Gateway during its due diligence and the preparation of definitive documentation. Should the working capital facility contemplated by this Proposal not fund for any reason, Gateway agrees to terminate this filing by preparing and recording a UCC Termination, provided all expenses incurred by Gateway have been paid by Client. Client's obligation to pay such expenses shall be secured by the Collateral.

This Proposal does not constitute an offer, commitment and/or binding agreement between Gateway and Client; however, Gateway and Client agree to be bound by the preceding three paragraphs of this Proposal.

If the above terms and conditions meet with your approval, please evidence your acceptance by signing this Proposal and return the signed Proposal, along with the Due Diligence Fee, to me by e-mail, Fax, or mail as soon as possible.

Mark Polisky, Executive VP
Gateway Trade Funding 2 Co., LLC

[signature]	Vikram Grover	CEO, 08-07-2023
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